Exhibit 15.1

Awareness Letter of KPMG LLP, Independent Registered Public Accounting Firm

February 8, 2022

Electronic Arts Inc.
Redwood City, California:

Re: Registration Statements on Form S-8 Nos. 333-255675, 333-233182, 333-213044, 333-190355, 333-183077, 333-176181, 333-168680, 333-161229, 333-152757, 333-145182, 333-138532, 333-127156, 333-117990, 333-107710, 333-99525, 333-67430, 333-44222, 333-39432 and 333-250800.
With respect to the subject registration statements, we acknowledge our awareness of the use therein of our report dated February 8, 2022 related to our review of interim financial information.
Pursuant to Rule 436 under the Securities Act of 1933 (the Act), such report is not considered part of a registration statement prepared or certified by an independent registered public accounting firm, or a report prepared or certified by an independent registered public accounting firm within the meaning of Sections 7 and 11 of the Act.

/s/ KPMG LLP
Santa Clara, California